EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Second Quarter Results and Announces Quarterly Cash Dividend of $0.07 Per Share

CHICOPEE, Mass., July 25, 2014 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (Nasdaq:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced the unaudited results of operations for the three and six months ended June 30, 2014.

The Company also announced on July 25, 2014, that its Board of Directors declared a quarterly cash dividend of $0.07 per share. Stockholders of record on August 8, 2014 will receive the cash dividend on or about August 21, 2014.

On July 10, 2014, the Company announced projected losses for both the three and six months ended June 30, 2014 primarily due to an increase in the provision for loan losses to cover net charge-offs of $4.9 million primarily on three nonperforming commercial relationships. The provision increased $2.6 million and $4.9 million for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. Loan growth of approximately $52.5 million, or 11.4%, from $459.6 million at June 30, 2013 to $512.2 million at June 30, 2014 also contributed to the increase in the provision for loan losses.

For the three months ended June 30, 2014, the Company reported a net loss of $40,000, or loss per share of $0.01, compared to net income of $513,000, or earnings per share of $0.10, for the three months ended June 30, 2013. Excluding the $2.6 million increase in the provision for loan losses, the Company had an increase of $104,000, or 13.4%, pre-tax income for the three months ended June 30, 2014, compared to the three months ended June 30, 2013.

The net loss for the three months ended June 30, 2014 compared to the three months ended June 30, 2013, was primarily due to the increase in the provision for loan losses of $2.6 million, a decrease in non-interest income of $77,000, or 9.8%, an increase in non-interest expense of $39,000, or 0.8%, partially offset by an increase in net interest income of $220,000, or 4.7%, and a tax benefit of $1.9 million for the three months ended June 30, 2014, compared to a tax expense of $136,000 for the three months ended June 30, 2013. The tax benefit was the result of a change in the effective tax rate, projected loss due to the increase in the provision for loan losses, as well as the benefit of the tax-exempt investment income.

Non-interest income for the three months ended June 30, 2014 amounted to $711,000, a decrease of $77,000, or 9.8%, compared to the same three-month period in 2013. The decrease in non-interest income was primarily due to a decrease in income from loan sales and servicing of $170,000, or 75.0%, due to lower volume of mortgage origination activity as a result of an increase in interest rates, partially offset by increases in customer service fees and commissions of $73,000, or 14.9%.

Despite the challenging interest rate environment and the increase in nonaccrual loans, net interest income increased $220,000, or 4.7%, from $4.6 million for the three months ended June 30, 2013 to $4.9 million for the three months ended June 30, 2014. The increase was due to the $228,000, or 19.9%, decrease in interest expense, partially offset by an $8,000, or 0.1%, decrease in interest and dividend income.

The net interest margin increased 10 basis points from 3.57% for the three months ended June 30, 2013 to 3.67% for the three months ended June 30, 2014. The interest rate spread increased 11 basis points from 3.33% for the three months ended June 30, 2013 to 3.44% for the three months ended June 30, 2014. The average cost of funds decreased 19 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average cost of time deposits decreased from 1.72% for the three months ended June 30, 2013 to 1.30% for the three months ended June 30, 2014. The average balance of demand deposit accounts, an interest free source of funds, increased $18.8 million, or 26.4%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013.

Non-interest expense for the three months ended June 30, 2014 amount to $4.7 million, an increase of $39,000, or 0.8%, compared to the same three months in 2013. The increase in non-interest expense was primarily due to the increase in foreclosure and loan collection related expenses of $100,000, or 149.3%, an increase in data processing expense of $60,000, or 20.0%, an increase in FDIC insurance expense of $48,000, or 80.5%, an increase in professional fees of $25,000, or 16.6%, an increase in advertising expense of $19,000, or 12.8%, and an increase in furniture and fixture related expenses of $18,000, or 9.0%. These increases were partially offset by the decrease in salaries and benefits of $88,000, or 3.4%, a decrease in occupancy expense of $27,000, or 6.8%, a decrease in stationary, supplies and postage of $7,000, or 9.9%, and a decrease of $109,000, or 15.3%, in other non-interest expense.

The provision for loan losses increased $2.6 million to $2.8 million, for the three months ended June 30, 2014, compared to the three months ended June 30, 2013. Non-performing loans increased $7.6 million, or 237.3%, from $3.2 million, or 0.70% of total loans, at June 30, 2013, to $10.9 million, or 2.12% of total loans, at June 30, 2014. Total non-performing assets increased $8.2 million, or 213.7%, from $3.8 million, or 0.64% of total assets, at June 30, 2013, to $12.0 million, or 1.98% of total assets, at June 30, 2014. The allowance for loan losses as a percentage of total loans decreased from 0.94% at June 30, 2013 to 0.92% at June 30, 2014. The allowance for loan losses as a percentage of non-performing loans decreased from 134.7% at June 30, 2013 to 43.2% at June 30, 2014.

The $2.8 million provision for loan losses for the three months ended June 30, 2014 is primarily due to $2.6 million in net charge-offs during the quarter, including two additional charge-offs of $445,000 and $360,000 for two previously disclosed problem loans and a $1.5 million charge-off related to a $4.7 million commercial real estate developer loan secured by commercial real estate. The $1.5 million charge-off reflects the decline in the fair value of the collateral securing the loan resulting from an updated independent appraisal. The Company has had a lending relationship with the commercial developer for over 25 years. The relationship was previously classified as impaired but was performing in accordance with the terms of the loan. The Company is in the process of restructuring the loan and is working with the borrower to reduce exposure through sales of existing units. The borrower remains responsible for the full indebtedness, including any amounts charged off. At June 30, 2014, the loan was placed on non-accrual as an indication that there is reasonable doubt as to the full collectability of principal and interest.

The $445,000 charge-off is related to a $3.4 million nonperforming loan disclosed in the third quarter of 2013. This loan is secured by commercial real estate, equipment and all assets of the borrower. The additional provision is due to a decline in estimated value of the collateral due to current market conditions. The Company is in the process of initiating foreclosure proceedings on such collateral.

The $360,000 charge-off related to a previously disclosed $4.5 million commercial loan relationship suspected of fraud. The loan is secured by inventory, equipment and real estate. The Company has initiated legal proceedings against the principals of the borrower for fraud and is conducting a review and investigation, including the use of forensic accountants. The Company believes the principals made fraudulent misrepresentations about the collateral securing the loan and intends to pursue all legal remedies against the principals for any losses or costs related to the loan, but there can be no assurance that these efforts will result in significant recoveries.

The Company reported pre-tax, pre-provision income of $1.5 million for the six months ended June 30, 2014, compared to $1.7 million for the six months ended June 30, 2013. For the six months ended June 30, 2014, the Company reported a net loss of $1.4 million, or $0.27 loss per share, compared to net income of $1.3 million, or $0.26 earnings per share, for the six months ended June 30, 2013. The net loss for the six months ended June 30, 2014 compared to the six months ended June 30, 2013, was primarily due to the $4.9 million increase in the provision for loan losses, a decrease of $330,000, or 20.2%, in non-interest income, an increase of $22,000, or 0.2%, in non-interest expense, partially offset by the $170,000, or 1.8%, increase in net interest income and a tax benefit of $2.0 million for the six months ended June 30, 2014, compared to a tax expense of $361,000 for the six months ended June 30, 2013. The tax benefit was the result of a change in the effective tax rate, projected loss due to the increase in the provision for loan losses, as well as the benefit of the tax-exempt investment income.

The increase in net interest income of $170,000, or 1.8%, from $9.4 million for the six months ended June 30, 2013 to $9.6 million for the six months ended June 30, 2014 was due to the $450,000, or 19.6%, decrease in interest expense, partially offset by the $280,000, or 2.4%, decrease in interest and dividend income due to the continued low interest rate environment and increase in nonaccrual loans.

Average interest earning assets for the six months ended June 30, 2014, increased $5.1 million, or 0.9%, from the same period in 2013. The increase in average earning assets was due to the $33.9 million, or 7.4%, increase in average net loans, partially offset by the decrease in average investments of $21.2 million, or 31.8%, and the decrease in other interest earning assets of $7.7 million, or 33.0%. The yield on interest earning assets decreased 15 basis points from 4.47%, for the six months ended June 30, 2013, to 4.32% for the six months ended June 30, 2014. The decrease in the yield on assets was primarily due to the 42 basis point decrease in the loan yield, partially offset by the 173 basis point increase in the tax-effected investment yield. The cost of funds decreased 18 basis points and was driven primarily by the 22 basis points decrease in the cost of deposits and the 70 basis points decrease in the cost of FHLB advances. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin increased two basis points from 3.63%, for the six months ended June 30, 2013, to 3.65% for the six months ended June 30, 2014. The interest rate spread increased three basis points from 3.38% for the six months ended June 30, 2013 to 3.41% for the six months ended June 30, 2014. The average balance of demand deposit accounts, an interest free source of funds, increased $18.3 million, or 25.5%, for the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Non-interest income decreased $330,000, or 20.2%, from $1.6 million for the six months ended June 30, 2013 to $1.3 million for the six months ended June 30, 2014. Income from loan sales and servicing decreased $381,000, or 77.7%, due to a lower volume of mortgage origination activity as a result of an increase in interest rates. OREO losses increased $21,000, or 34.4%, due to loss on sales and write downs to current market values. These decreases were partially offset by increases in income from customer service fees and commissions of $67,000, or 6.8%, and a $34,000 gain on the sale of available-for-sale securities.

The provision for loan losses increased $4.9 million from $58,000 for the six months ended June 30, 2013 to $5.0 million for the six months ended June 30, 2014. For the six months ended June 30, 2014, net charge-offs increased $4.8 million from $86,000, or 0.02% of total average loans, for the six months ended June 30, 2013, to $4.9 million, or 0.97% of total average loans.

Non-interest expense for the six months ended June 30, 2014 was $9.3 million, a $22,000, or 0.2%, increase from the six months ended June 30, 2013. The increase in non-interest expense was primarily due to the increase in foreclosure and loan collection related expenses of $125,000, or 102.5%, an increase in data processing expense of $94,000, or 15.4%, an increase in FDIC insurance expense of $64,000, or 50.1%, and an increase in advertising expense of $41,000, or 13.9%. These expenses were partly offset by a decrease in salaries and benefits of $104,000, or 2.0%, a decrease in professional fees of $12,000, or 3.2%, a decrease in stationery, supplies and postage of $22,000, or 14.7%, and a decrease in other non-interest expense of $153,000, or 11.7%.

Total assets increased $19.2 million, or 3.3%, from $587.7 million at December 31, 2013 to $606.9 million at June 30, 2014. The increase in total assets was primarily due to the increase in net loans of $22.8 million, or 4.7%, and the increase in cash and cash equivalents of $4.9 million, or 25.8%, partially offset by the decrease in investments of $11.2 million, or 22.7%.

The $22.8 million, or 4.7%, increase in net loans was due to the increase of $17.0 million, or 8.0%, in commercial real estate loans, an increase of $4.4 million, or 9.8%, in construction loans, and an increase of $2.3 million, or 2.1%, in one- to four-family real estate loans, partially offset by a decrease of $1.3 million, or 1.5%, in commercial and industrial loans. The Company currently services $95.3 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At June 30, 2014, the allowance for loan losses was $4.7 million, or 0.92% of total loans, an increase of $95,000, or 2.1%, from $4.6 million, or 0.94% of total loans, at December 31, 2013. The allowance for loan losses as a percentage of non-performing loans was 43.2% at June 30, 2014 and 67.5% at December 31, 2013. The level of the allowance for loan losses is reviewed on a monthly basis and established through the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimated probable losses inherent in the loan portfolio.

Asset quality continues to be the top focus for management and we continue to proactively work aggressively to resolve problem loans as they arise. Non-performing assets increased $4.8 million, or 66.5%, from $7.2 million, or 1.23% of total assets, at December 31, 2013 to $12.0 million, or 1.98% of total assets at June 30, 2014. Non-performing assets at June 30, 2014, included $10.9 million of non-performing loans and $1.2 million in other real estate owned. Of the $10.9 million in non-performing loans, $2.8 million, or 26.0%, are commercial construction loans, $3.3 million, or 30.1%, are one- to four-family residential loans, $3.3 million, or 30.3%, are commercial real estate loans, $1.2 million, or 11.3%, are commercial and industrial loans, $22,000, or 0.2%, are consumer loans, and $227,000, or 2.1%, are home equity loans.

The held-to-maturity investment portfolio decreased $11.0 million, or 22.5%, from $48.6 million at December 31, 2013 to $37.6 million at June 30, 2014. The decrease in the held-to-maturity portfolio was due to maturities of $5.0 million in U.S. Treasuries and maturities of $5.3 million in certificates of deposit. The fair value of available-for-sale securities decreased $196,000, or 32.5%, from $602,000, at December 31, 2013 to $406,000, at June 30, 2014, due to the sale available-for-sale securities in the first quarter of 2014.

Total deposits increased $8.1 million, or 1.8%, from $449.8 million at December 31, 2013 to $457.8 million at June 30, 2014. Core deposits increased $10.4 million, or 3.5%, from $292.5 million at December 31, 2013 to $302.9 million at June 30, 2014. Demand deposits increased $5.0 million, or 5.5%, to $95.9 million, money market accounts increased $3.8 million, or 3.4%, to $114.9 million, NOW accounts increased $1.2 million, or 2.9%, to $42.0 million, and savings accounts increased $364,000, or 0.7%, to $50.1 million. Certificates of deposit decreased $2.3 million, or 1.5%, from $157.2 million at December 31, 2013, to $155.0 million at June 30 2014. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship based core deposits.

FHLB advances increased $13.7 million, or 30.4%, from $45.0 million at December 31, 2013 to $58.6 million at June 30, 2014.

Stockholders' equity was $90.0 million, or 14.8% of total assets, at June 30, 2014 compared to $92.2 million, or 15.7% of total assets, at December 31, 2013. The Company's stockholders' equity decreased as a result of the $1.4 million net loss for the six months ended June 30, 2014 and the $736,000 quarterly cash dividend paid on February 2014 and April 2014, partially offset by an increase of $151,000, or 4.2%, in stock-based compensation, and an increase of $161,000, or 4.9%, in additional paid-in-capital. In addition, the Company repurchased 24,529 shares of the Company stock at a cost of $416,000, or $16.98 average price per share, during the six months ended June 30, 2014.

At June 30, 2014, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered "well-capitalized" under federal banking regulations. The Company's tangible book value per share decreased by $0.34, or 2.0%, from $16.97 at December 31, 2013 to $16.63 at June 30, 2014. The 2.0% decrease in the tangible book value was primarily due to the net loss for the six months ended June 30, 2014 and the cash dividend payment of $736,000, or $0.07 per share, made in February and April of 2014.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-capitalized and will continue to stay the course to identify opportunities in the marketplace.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	June 30,	December 31,
ASSETS	2014	2013
	(Unaudited)

Cash and due from banks	$ 13,072	$ 9,100
Federal funds sold	1,728	426
Interest-bearing deposits with the Federal Reserve Bank of Boston	8,995	9,389
Total cash and cash equivalents	23,795	18,915

Available-for-sale securities, at fair value	406	602
Securities held-to-maturity, at cost	37,648	48,606
Federal Home Loan Bank stock, at cost	3,914	3,914
Loans receivable, net of allowance for loan losses ($4,691at June 30, 2014 and $4,596 at December 31, 2013)	508,385	485,619
Loans held for sale	159	70
Other real estate owned	1,166	407
Mortgage servicing rights	333	381
Bank owned life insurance	14,350	14,173
Premises and equipment, net	9,120	9,181
Accrued interest receivable	1,549	1,609
Deferred income tax asset	3,057	3,042
Other assets	3,008	1,208
Total assets	$ 606,890	$ 587,727

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$ 95,860	$ 90,869
NOW accounts	41,959	40,774
Savings accounts	50,119	49,755
Money market deposit accounts	114,942	111,126
Certificates of deposit	154,961	157,242
Total deposits	457,841	449,766

Advances from Federal Home Loan Bank	58,649	44,992
Accrued expenses and other liabilities	395	739
Total liabilities	516,885	495,497

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; 5,413,556 and 5,435,885 shares outstanding at June 30, 2014and December 31, 2013)	72,479	72,479
Treasury stock, at cost (2,025,812 and 2,003,483 shares at June 30, 2014 and December 31, 2013)	(26,810)	(26,435)
Additional paid-in capital	3,459	3,299
Unearned compensation (restricted stock awards)	(9)	(12)
Unearned compensation (Employee Stock Ownership Plan)	(3,422)	(3,571)
Retained earnings	44,284	46,418
Accumulated other comprehensive income	24	52
Total stockholders' equity	90,005	92,230
Total liabilities and stockholders' equity	$ 606,890	$ 587,727

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest and dividend income:
Loans, including fees	$ 5,371	$ 5,351	$ 10,577	$ 10,808
Interest and dividends on securities	403	426	814	850
Other interest-earning assets	10	15	18	30
Total interest and dividend income	5,784	5,792	11,409	11,688

Interest expense:
Deposits	705	966	1,420	1,924
Securities sold under agreements to repurchase	--	4	--	6
Other borrowed funds	216	179	429	369
Total interest expense	921	1,149	1,848	2,299

Net interest income	4,863	4,643	9,560	9,389
Provision for loan losses	2,774	127	4,975	58
Net interest income, after provision for loan losses	2,089	4,516	4,585	9,331

Non-interest income:
Service charges, fee and commissions	565	492	1,061	994
Loan sales and servicing, net	56	226	109	490
Net gain on sales of securities available for sale	--	--	34	--
Loss on sale of other real estate owned	--	(21)	(10)	(61)
OREO Writedowns	--	--	(72)	--
Income from bank owned life insurance	90	91	178	183
Other non-interest income	--	--	--	24
Total non-interest income	711	788	1,300	1,630

Non-interest expenses:
Salaries and employee benefits	2,472	2,560	4,989	5,093
Occupancy expenses	362	389	810	813
Furniture and equipment	215	197	397	404
FDIC insurance assessment	107	59	191	127
Data processing	360	300	706	612
Professional fees	177	152	357	369
Advertising	164	145	332	292
Stationery, supplies and postage	68	75	128	150
Foreclosure expense	167	67	247	122
Other non-interest expense	602	711	1,155	1,308
Total non-interest expenses	4,694	4,655	9,312	9,290

Income (loss) before income tax expense (benefit)	(1,894)	649	(3,427)	1,671
Income tax expense (benefit)	(1,854)	136	(2,029)	361
Net (loss) income	$ (40)	$ 513	$ (1,398)	$ 1,310

Earnings (loss) per share:
Basic	$ (0.01)	$ 0.10	$ (0.27)	$ 0.26
Diluted	$ (0.01)	$ 0.10	$ (0.27)	$ 0.26
Adjusted weighted average common shares outstanding
Basic	5,099,426	5,040,537	5,104,085	5,040,385
Diluted	5,099,426	5,131,858	5,104,085	5,118,085

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating Results:
Net interest income	$ 4,863	$ 4,643	$ 9,560	$ 9,389
Loan loss provision	2,774	127	4,975	58
Non-interest income	711	788	1,300	1,630
Non-interest expense	4,694	4,655	9,312	9,290
Net income	(40)	513	(1,398)	1,310

Performance Ratios:
Return on average assets	-0.03%	0.35%	-0.48%	0.45%
Return on average equity	-0.18%	2.25%	-3.07%	2.90%
Interest rate spread	3.44%	3.33%	3.41%	3.38%
Net interest margin (1)	3.67%	3.57%	3.65%	3.63%
Non-interest income to average assets	0.48%	0.54%	0.44%	0.56%
Non-interest expense to average assets	3.16%	3.17%	3.17%	3.18%
GAAP Efficiency Ratio (2)	84.21%	85.71%	85.75%	84.31%
Non-GAAP efficiency ratio (3)	80.44%	81.40%	81.53%	80.17%
Average Equity to Average Assets	15.27%	15.51%	15.51%	15.48%

Per Share Data:
Diluted earnings per share	$ (0.01)	$ 0.10	$ (0.27)	$ 0.26
Cash Dividend per share	$ 0.07	$ 0.05	$ 0.14	$ 0.10
Dividend Yield			1.65%	1.18%
Stock price at period end			$ 17.00	$ 16.90
Tangible Book value per share			$ 16.63	$ 16.77

	At June 30,	At December 31,
	2014	2013

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.92%	0.94%
Allowance for loan losses as a percent of total non-performing loans	43.22%	67.48%
Net charge-offs to average loans	0.98%	0.04%
Non-performing loans as a percent of total loans	2.12%	1.39%
Non-performing assets as a percent of total assets	1.98%	1.23%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.
(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.
(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Non-interest expenses	$ 4,694	$ 4,655	$ 9,312	$ 9,290
Tax equivalent net interest income	5,124	4,910	10,073	9,921
Non-interest income	711	788	1,300	1,630
Add back:
Loan sales and servicing, net	--	--	--	--
Other non-interest income	--	--	--	(24)
OREO writedowns	--	--	72	--
Net gain on sale of securities	--	--	(34)	--
Loss on sale of other real estate owned	--	21	10	61
Total income included in calculation	5,835	5,719	11,421	11,588
Non-interest expenses divided by total income	80.44%	81.40%	81.53%	80.17%
CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak
         Chief Financial Officer and Senior Vice President
         413-594-6692
         gsajdak@chicopeesavings.com